Exhibit 1

AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees to the joint filing with the other (as such term is defined in the Schedule 13G referred to below) on behalf of each other of a statement on Schedule 13G with the United States Securities and Exchange Commission (including amendments thereto) with respect to the Ordinary Shares, par value $0.01 per share, of Melco PBL Entertainment (Macau) Limited, a Cayman Islands company, and that this Agreement may be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

Dated: February 14, 2007

FOR AND ON BEHALF OF Publishing and Broadcasting Limited

By:	/s/ John Alexander
Name:	John Alexander
Title:	Director

FOR AND ON BEHALF OF PBL Asia Investments Limited

By:	/s/ Geoff Kleemann
Name:	Geoff Kleemann
Title:	Director

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